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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Entrust Technologies Inc. on Form S-1 of our report dated June 5, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Ottawa, Canada
   , 1998

  The consolidated financial statements included herein have been adjusted to give effect to the four-for-one stock split as described in Note 7 to the consolidated financial statements. The above auditors' consent is in the form that will be signed by Deloitte & Touche upon the consummation of the stock split, assuming that no other material events have occurred that would affect the financial statements.

/s/ DELOITTE & TOUCHE
Chartered Accountants
Ottawa, Canada

July 1, 1998